Exhibit 5
                                October 17, 2003


EastGroup Properties, Inc.
One Jackson Place, Suite 300
188 East Capitol Street
Jackson, MS 39201-2195

           Re:      EastGroup Properties, Inc. (the "Company")
                    Registration Statement on Form S-3

Ladies and Gentlemen:

     As your counsel we have examined the registration statement on Form S-3 (the "Registration Statement") relating to the registration of $250,000,000 of common stock, preferred stock and warrants of the Company (the "Securities") and we are familiar with the documents referred to therein, as well as the Company's Articles of Incorporation, as amended, and Bylaws, as amended, such records of proceedings of the Company as we deemed material, and such other proceedings of the Company as we deemed necessary for the purpose of this opinion.

     We have examined the proceedings heretofore taken and we are informed as to the procedures proposed to be followed by the Company in connection with the authorization, issuance and sale of the Securities. In our opinion the Securities to be issued by the Company will be, when issued and paid for pursuant to the Registration Statement and the exhibits thereto, duly authorized for issuance by all necessary corporate action and, upon the issuance thereof in accordance with their terms, the Securities will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ JAECKLE FLEISCHMANN & MUGEL, LLP